FINAL

Contact:
Tracy Ross
McAfee, Inc.
(408) 346-5965
tracy_ross@mcafee.com

Kelsey Doherty
McAfee, Inc.
(646) 728-1494
Kelsey_Doherty@mcafee.com

McAfee Inc. Appoints Mark Cochran to Executive Vice President and General Counsel

Cochran Brings Two Decades of Technology Industry Experience to McAfee

SANTA CLARA, Calif., Sept. 10 /PRNewswire-FirstCall/ -- McAfee Inc.(NYSE: MFE) today announced that Mark Cochran has joined the company as its executive vice president and general counsel, reporting to McAfee(R) Chief Executive Officer and President, Dave DeWalt. Cochran will be based out of the company's Santa Clara, California office.

"We're thrilled to welcome Mark to our executive team at such an important time in the company's history," said DeWalt. "Mark has over twenty years of technology industry experience, managing law departments of both large and small technology companies -- he brings the skills necessary to strengthen our corporate infrastructure and help propel the company forward."

Cochran joins McAfee from Hyperion, where he has served as vice president, general counsel and corporate secretary since January 2005. He has a broad range of experience that includes mergers and acquisitions, corporate governance, Sarbanes-Oxley compliance and intellectual property protection. Cochran served as vice president, general counsel and corporate secretary for 11 months in 2004 at Brocade Communications Systems, a storage networking company. Prior to that, he served as vice president, general counsel and corporate secretary of AvantGo (acquired by Sybase).

"McAfee is the largest dedicated security and compliance vendor and is part of a thriving market that continues to bring excellent growth opportunities," said Cochran. "I look forward to working with the company's highly experienced and respected leadership team to shape the company's next phase of growth." Cochran holds a Bachelor of Science degree from the University of California Davis. He received his Juris Doctor degree from Santa Clara University Law School and a Master of Business Administration degree from Santa Clara University Graduate School of Business.

About McAfee Inc.
 McAfee Inc. is a leading dedicated security technology company. Headquartered in Santa Clara, California, McAfee delivers proactive and proven solutions and services that secure systems and networks around the world. With its security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com.

NOTE: McAfee is a registered trademark of McAfee, Inc. McAfee Red in connection with security is distinctive of McAfee-brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.

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SOURCE McAfee Inc.